                                 UNITED STATED
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.    01 )*
                                         ------

                     Applied Magnetics Corporation
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                              (Name of Issuer)

                                common stock
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                       (Title of Class of Securities)

                                038-213-104
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                              (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of  8  pages

CUSIP No. 038-213-104                 13G                 Page     of     Pages
          -----------                                            ---    ---

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 1 Name of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

              Kenneth L. Fisher   ###-##-####
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 2 Check the Appropriate Box if a Member     (a)  / /
   of a Group*                               (b)  / /
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 3 SEC Use Only

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 4 Citizenship or Place of Organization
            United States
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Number of Shares              5 Sole Voting Power
 Beneficially                    99,300
 Owned by                    --------------------------------------------------
 Each Reporting               6 Shared Voting Power
 Person With                      na
                             --------------------------------------------------
                              7 Sole Dispositive Power
                                  99,300
                             --------------------------------------------------
                              8 Shared Dispositive Power
                                  na
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 9 Aggregate Amount Beneficially Owned by Each Reporting Person
                      99,300
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10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

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11 Percent of Class Represented by Amount in Row (9)
                          0.4%
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12 Type of Reporting Person*
                          IN
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                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 038-213-104                 13G                 Page     of     Pages
          -----------                                            ---    ---

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1 Name of Reporting Person  S.S. or I.R.S. Identification No. of Above
     Person

              Fisher Investments, Inc.  IRS ID 94-3029777
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2 Check the Appropriate Box if a Member     (a)  / /
     of a Group*                            (b)  / /
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3 SEC Use Only

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4 Citizenship or Place of Organization
           Fisher Investments was incorporated and organized in the state of California.
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Number of Shares              5 Sole Voting Power
 Beneficially                    99,300
 Owned by                    --------------------------------------------------
 Each Reporting               6 Shared Voting Power
 Person With                      na
                             --------------------------------------------------
                              7 Sole Dispositive Power
                                  99,300
                             --------------------------------------------------
                              8 Shared Dispositive Power
                                  na
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9 Aggregate Amount Beneficially Owned by Each Reporting Person
                      99,300
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10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

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11 Percent of Class Represented by Amount in Row (9)
                          0.4%
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12 Type of Reporting Person*
                          IA
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                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                          SCHEDULE 13G/A
                                          FOR HOLDINGS AS OF 12/31/95

ITEM 1  SECURITY AND ISSUER
(1a) Applied Magnetics Corporation

(1b) 75 Robin Hill Road
     Coleta, CA 93117

ITEM 2 NAME OF PERSON FILING
(2a)   a. Fisher Investments
       b. Kenneth L. Fisher

(2b) ADDRESS OF PRINCIPAL BUSINESS OFFICE
     a. Fisher Investments
        13100 Skyline Blvd.
        Woodside, CA 94062

     b. Fisher Investments
        13100 Skyline Blvd.
        Woodside, CA 94062

(2c) CITIZENSHIP

     a. Fisher Investments. Inc. was incorporated and organized in the state of Califorina
     b. Kenneth L. Fisher: United States

(2d) TITLE OF CLASS OF SECURITIES

There is no title of class of security purchased. Security is registered as a common stock.

(2e) CUSIP NUMBER
038-213-104

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(e) Investment adviser registered under section 203 of the Investment Advisers Act of 1940

ITEM 4 OWNERSHIP

(4a) amount beneficially owned:
    99,300 shares

(4b) percent of class:
0.4%

(4c) number of shares as to which such person has:
        a. Fisher Investments:
       (i) sole power to vote or direct the vote:  99,300 shares
      (ii) shared power to vote or direct the vote: 0
     (iii) sole power to dispose or direct the disposition of: 99,300
      (iv) shared power to dispose or direct the disposition of: 0

       b. Kenneth L. Fisher
      (i) sole power to vote or direct the vote:  99,3000 shares
     (ii) shared power to vote or direct the vote: 0
    (iii) sole power to dispose or direct the disposition of: 99,300
      (iv) shared power to dispose or direct the disposition of: 0

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
(X)reporting persons have ceased to be beneficial owners of more than five percent of common shares outstanding

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY
       N/A

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
       N/A

ITEM 9 NOTICE OF DISSOLUTION OF THE GROUP
       N/A

ITEM 10 CERTIFICATION

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                            SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            Fisher Investments, Inc.

                                            by
                                               -------------------------------
                                            Kenneth L. Fisher
                                            Chairman and CEO